EXHIBIT 3

JOINT FILING AGREEMENT

     This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the “Statement”) filed on or about this date, and all amendments thereto, relating to the offer by Baseball Acquisition Corporation, a Delaware corporation (“Acquisition Corp.”) and a wholly owned subsidiary of Invitrogen Corporation, a Delaware corporation (“Invitrogen”), to purchase all the outstanding shares of common stock, par value $0.01 per share, of BioReliance Corporation, a Delaware corporation, are being filed on behalf of the undersigned and the agreement that Invitrogen may make such filings on behalf of Acquisition Corp.

     Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in two or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

Date: January 5, 2004

INVITROGEN CORPORATION

By: /s/ C. Eric Winzer
Name: C. Eric Winzer
Title: Chief Financial Officer

BASEBALL ACQUISITION CORPORATION

By: /s/ John D. Thompson
Name: John D. Thompson
Title: President and Chief Executive Officer